As filed with the Securities and Exchange Commission on September 22, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INCYTE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3136539 (I.R.S. Employer Identification Number)

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, Delaware 19880

(302) 498-6700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul A. Friedman

President and Chief Executive Officer

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, Delaware 19880

(302) 498-6700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stanton D. Wong
Pillsbury Winthrop Shaw Pittman LLP
P.O. Box 7880
San Francisco, CA 94120
Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-157751

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Debt Securities (2)
Common Stock, $.001 par value per share (2)
Preferred Stock, $.001 par value per share (2)
Depositary Shares (3)
Warrants
Total	$30,000,000	(3)	$1,674	(4)
(1)

Such indeterminate amount or number of debt securities, shares of preferred stock, shares of common stock, depositary shares, and warrants to purchase any combination of the foregoing securities, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $30,000,000. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The Registrant previously registered debt securities, shares of preferred stock, shares of common stock, depositary shares, and warrants to purchase any combination of the foregoing securities, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $150,000,000 on its Registration Statement on Form S-3 No. 333-157751. In accordance with Rule 462(b), an additional amount of such securities having a proposed maximum offering price of no more than 20% of the maximum offering price of the securities included and eligible to be sold under such previous Registration Statement are hereby registered.

(2)

Subject to footnote (1), there are also being registered hereunder an indeterminate amount or number of debt securities, shares of preferred stock or shares of common stock that may be issued upon conversion of, or in exchange for, debt securities or preferred stock registered hereunder or upon exercise of warrants registered hereunder, as the case may be.

(3)

Subject to footnote (1), there are being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

(4)	Calculated in accordance with Rule 457(o).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

This Registration Statement on Form S-3 is filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and incorporates by reference the contents of, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, the Registration Statement on Form S-3 No. 333-157751, which was declared effective by the Securities and Exchange Commission on April 16, 2009. The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on September 22, 2009.

INCYTE CORPORATION

By:	*
Paul A. Friedman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	President, Chief Executive Officer (Principal Executive Officer) and Director	September 22, 2009
Paul A. Friedman

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 22, 2009
David C. Hastings

*	Vice President, Finance and Treasurer (Principal Accounting Officer)	September 22, 2009
Laurent Chardonnet

*	Chairman of the Board	September 22, 2009
Richard U. DeSchutter

*	Director	September 22, 2009
Barry M. Ariko

*	Director	September 22, 2009
Julian C. Baker

*	Director	September 22, 2009
Paul A. Brooke

*	Director	September 22, 2009
John F. Niblack

*	Director	September 22, 2009
Roy A. Whitfield

*By:	/S/ PATRICIA A. SCHRECK
Patricia A. Schreck
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1*	Power of Attorney.

*                       Filed as Exhibit 24.1 to Registration Statement No. 333-157751 and incorporated herein by reference.

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